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EXHIBIT 11.1
                         STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

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
                                              THREE MONTHS ENDED APRIL 30,

                                                  1996                   1995

Weighted average shares outstanding                  2,020,156              1,977,766

Net effect of dilutive stock options -
based on the treasury stock method
using average market price                              11,695                 84,775

                                                     2,031,851              2,062,541

Net income                                          $  281,500             $  217,639

Net income per share                                $     0.14             $     0.11
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